UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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UNIVERSAL DISPLAY CORPORATION

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UNIVERSAL DISPLAY CORPORATION
375 Phillips Boulevard
Ewing, New Jersey 08618

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 19, 2008

Dear Shareholders:
You are cordially invited to attend our 2008 Annual Meeting of Shareholders on Thursday, June 19, 2008, at 4:00 p.m., Eastern Time, at the Crowne Plaza Hotel (formerly the Holiday Inn on City Line Avenue), 4100 Presidential Boulevard, Philadelphia, Pennsylvania 19131. We are holding the meeting to:
(1)	Elect seven members of our Board of Directors to hold one-year terms;

(2)	Consider and vote on a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008; and

(3)	Transact any other business that may properly come before the shareholders at the meeting.
If you were the record owner of shares of our common stock at the close of business on April 9, 2008, you may attend and vote at the meeting. If you cannot attend the meeting, you may vote by returning the enclosed proxy card or, if you hold your shares in “street name,” the enclosed voting instruction form. Any shareholder of record may vote in person at the meeting, even if he or she has already returned a proxy card. A list of all shareholders of record will be made available for review by registered shareholders both at the meeting and, during regular business hours, at our headquarters in Ewing, New Jersey for 10 days prior to the meeting.
We look forward to seeing you at the meeting.
Sincerely,
/s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial
     Officer, Treasurer and Secretary
Ewing, New Jersey
April 28, 2008
As promptly as possible, please complete, sign, date and return the enclosed proxy card or voting instruction form in the postage-paid return envelope provided. Please fill out and return the proxy card or instruction form whether or not you expect to attend the annual meeting in person. If you are a shareholder of record and you attend the meeting in person, you may revoke your proxy and vote your shares at that time.

UNIVERSAL DISPLAY CORPORATION
375 Phillips Boulevard
Ewing, New Jersey 08618

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 19, 2008

INFORMATION CONCERNING THIS SOLICITATION
The Board of Directors of Universal Display Corporation (we, us or the “Company”) is soliciting proxies for the 2008 Annual Meeting of Shareholders to be held on Thursday, June 19, 2008, at 4:00 p.m., Eastern Time, at the Crowne Plaza Hotel (formerly the Holiday Inn on City Line Avenue), 4100 Presidential Boulevard, Philadelphia, Pennsylvania 19131 (the “Annual Meeting”). This proxy statement contains important information for shareholders to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.
At the Annual Meeting, our shareholders will be asked to vote upon:
(1)	the election of seven members of our Board of Directors to hold one-year terms;

(2)	a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008; and

(3)	such other business as may properly come before the shareholders at the Annual Meeting.
Voting materials, which include the proxy statement, a proxy card and our Annual Report for 2007, will be mailed to all registered shareholders beginning on or about April 28, 2008. Shareholders holding their shares in “street name” should receive the proxy statement and a voting instruction form from their broker, bank or other custodian, nominee or fiduciary. We will pay the expenses of these solicitations. In addition to solicitation by mail, proxies may be solicited by telephone or in person by some of our officers, directors and regular employees or independent contractors who will not be specially engaged or compensated for such services.
Our principal executive offices are located at 375 Phillips Boulevard, Ewing, New Jersey 08618. Our general telephone number is (609) 671-0980.
VOTING AT THE ANNUAL MEETING
Our Board of Directors has set April 9, 2008 as the record date for the Annual Meeting (the “Record Date”). As of the Record Date, we had outstanding 35,846,015 shares of common stock and 200,000 shares of Series A Nonconvertible Preferred Stock. Each holder of our common stock or Series A Nonconvertible Preferred Stock is entitled to one vote per share on all matters to be voted on at the Annual Meeting. Holders of our common stock and Series A Nonconvertible Preferred Stock vote together as a single class on all matters.
Only shareholders of record as of the close of business on the Record Date may attend and vote at the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the Annual Meeting will constitute a quorum for purposes of that matter. Shareholders of record who return a proxy card but abstain from voting or fail to vote on a particular matter will be considered “present” for quorum purposes with respect to the matter. In addition, shares held by brokers or nominees who have notified us on a proxy card or otherwise in accordance with industry practice that they have not received voting instructions with respect to a particular matter and that they lack or have declined to exercise voting authority with respect to such matter (referred to in this proxy statement as “uninstructed shares”), will be considered “present” for quorum purposes with respect to the matter. Votes not cast by brokers or nominees with respect to uninstructed shares are referred to in this proxy statement as “broker non-votes.”
The persons named in the enclosed proxy will vote the shares represented by each properly executed proxy as directed therein. In the absence of such direction on a properly executed proxy card, the persons named in the enclosed proxy will vote “FOR” the persons nominated by our Board of Directors for election as directors and “FOR” the proposal to ratify KPMG LLP as our independent registered public accounting firm. As to other items of business that may properly be presented at the Annual Meeting for action, the persons named in the enclosed proxy will vote the shares represented by the proxy in accordance with their best judgment.
A shareholder of record may revoke his or her proxy at any time before its exercise by giving written notice of such revocation to our Corporate Secretary. In addition, any shareholder of record may vote by ballot at the Annual Meeting, even if he or she has already returned a proxy card.
The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2008.
Your vote is important. Please complete, sign and return the accompanying proxy card or voting instruction form whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with our transfer agent in the name of a broker, bank or other custodian, nominee or fiduciary, you must secure a proxy from that person or entity assigning you the right to vote your shares of common stock.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors has fixed the number of directors at seven, all of whom are to be elected at the Annual Meeting. Each director elected will serve until our next annual meeting of shareholders and such time as a successor has been selected and qualified, or until the director’s earlier death, resignation or removal. Each nominee has consented to being nominated and to serve if elected. If any nominee should subsequently decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall be determined by them in accordance with their best judgment.
Pursuant to our Amended and Restated Articles of Incorporation, the holder of our Series A Nonconvertible Preferred Stock is entitled to nominate and elect two of the members of our Board of Directors. The holder of the Series A Nonconvertible Preferred Stock has waived this right with respect to the election of directors at the Annual Meeting.
All nominees are presently members of our Board of Directors whose terms expire at the Annual Meeting. The nominees for election are as follows:
NOMINEES FOR ELECTION AS DIRECTORS

		Year First Became Director,
Name of Director	Age	Principal Occupations and Certain Directorships
Sherwin I. Seligsohn	72	Mr. Seligsohn is our Founder and has been the Chairman of our Board of Directors since June 1995. He also served as our Chief Executive Officer from June 1995 through December 2007, and as our President from June 1995 through May 1996. Mr. Seligsohn serves as the sole Director, President and Secretary of American Biomimetics Corporation, International Multi-Media Corporation, and Wireless Unified Network Systems Corporation. He is also Chairman of the Board of Directors, President and Chief Executive Officer of Global Photonic Energy Corporation. From June 1990 to October 1991, Mr. Seligsohn was Chairman Emeritus of InterDigital Communications, Inc. (InterDigital), formerly International Mobile Machines Corporation. He founded InterDigital and from August 1972 to June 1990 served as its Chairman of the Board of Directors. Mr. Seligsohn is a member of the Industrial Advisory Board of the Princeton Institute for the Science and Technology of Materials (PRISM) at Princeton University.

Steven V. Abramson	56	Mr. Abramson is our President and Chief Executive Officer, and has been a member of our Board of Directors since May 1996. Mr. Abramson served as our President and Chief Operating Officer from May 1996 through December 2007. From March 1992 to May 1996, Mr. Abramson was Vice President, General Counsel, Secretary and Treasurer of Roy F. Weston, Inc., a worldwide environmental consulting and engineering firm. From December 1982 to December 1991, Mr. Abramson held various positions at InterDigital, including General Counsel, Executive Vice President and General Manager of the Technology Licensing Division.

Sidney D. Rosenblatt	60	Mr. Rosenblatt has been our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since June 1995, and has been a member of our Board of Directors since May 1996. Mr. Rosenblatt is the owner of and served as the President of S. Zitner Company from August 1990 through December 1998. From May 1982 to August 1990, Mr. Rosenblatt served as the Senior Vice President, Chief Financial Officer and Treasurer of InterDigital.

Leonard Becker	84	Mr. Becker has been a member of our Board of Directors since February 2001. For the last 40 years, Mr. Becker has been a general partner of Becker Associates, which is engaged in real estate investments and management. He

		Year First Became Director,
Name of Director	Age	Principal Occupations and Certain Directorships
		served on the Board of Directors of American Business Financial Services, Inc. (OTCBB:
		“ABFIQ.PK”), as well as on its compensation and audit committees, until March 2007. He also previously served as a director of Eagle National Bank and Cabot Medical Corporation.

Elizabeth H. Gemmill	62	Ms. Gemmill has been a member of our Board of Directors since April 1997. Since March 1999, she has been Managing Trustee and, more recently, President of the Warwick Foundation. From February 1988 to March 1999, Ms. Gemmill was Vice President and Secretary of Tasty Baking Company. Ms. Gemmill is Chairman of the Board of Philadelphia University and serves on the Boards of Directors of Philadelphia Consolidated Holdings Corporation (NASDAQ: “PHLY”), Beneficial Mutual Bancorp, Inc., the Philadelphia College of Osteopathic Medicine, and the YMCA of Philadelphia and Vicinity. She previously served as a director of American Water Works Company, Inc. (NYSE: “AWK”) until it was sold in early 2003.

C. Keith Hartley	65	Mr. Hartley has been a member of our Board of Directors since September 2000. Since June 2000, he has been the President of Hartley Capital Advisors, a merchant banking firm. From August 1995 to May 2000, he was the managing partner of Forum Capital Markets LLC, an investment banking company. In the past, Mr. Hartley held the position of managing partner for Peers & Co. and Drexel Burnham Lambert, Inc. He also serves as a director of Idera Pharmaceuticals, Inc. (AMEX: “IDP”) and Swisher International Group, Inc.

Lawrence Lacerte	55	Mr. Lacerte has been a member of our Board of Directors since October 1999. Since July 1998, he has been Chairman of the Board of Directors and Chief Executive Officer of Exponent Technologies, Inc., a company specializing in technology and Internet-related ventures. Prior to that time, he was the founder, Chairman of the Board of Directors and Chief Executive Officer of Lacerte Software Corp., which was sold to Intuit Corporation in June 1998.
Vote Required and Recommendation of our Board of Directors
Directors are elected by a plurality and the seven nominees who receive the most votes will be elected. Shareholders may vote for or withhold their vote from each nominee, or the entire group of nominees as a whole. Broker non-votes are not considered “votes cast” with respect to this proposal and will have no effect on the outcome of the election of directors. Shareholders do not have cumulative voting rights with regard to the election of members of our Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.
Director Independence
Our Board of Directors has determined that a majority of its members are “independent directors” within the meaning of applicable NASDAQ listing requirements. Our independent directors are Mr. Becker, Ms. Gemmill, Mr. Hartley and Mr. Lacerte. In addition, based on these listing requirements, our Board of Directors has determined that Mr. Seligsohn, Mr. Abramson and Mr. Rosenblatt are not independent directors because they are all officers of the Company.
Our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit Committee and Compensation Committee.

Board Meetings and Committees; Annual Meeting Attendance
In 2007, our Board of Directors held 10 meetings. Five of our incumbent directors attended all of these meetings and two of our incumbent directors attended nine of the meetings. Our Audit Committee held four meetings in 2007, and each member of the Audit Committee attended all of these meetings. Our Compensation Committee held nine meetings in 2007. Two members of the committee attended all of these meetings and two members of the committee attended eight of the meetings.
All incumbent directors and nominees for election as director are encouraged, but not required, to attend our annual meetings of shareholders. All but two of the current members of our Board of Directors attended our annual meeting of shareholders in 2007.
Director Nominations
Our Board of Directors has not established a standing committee to nominate candidates for election as directors. Instead, a majority of our independent directors recommend, and our full Board of Directors selects, the candidates that will be nominated to stand for election as directors at our annual meeting of shareholders. Our Board of Directors believes that this process is appropriate given the relatively small size of our Board of Directors and the fact that each independent director already serves on both the Audit Committee and the Compensation Committee. Since we do not have a nominating committee, our Board of Directors has not adopted a nominating committee charter.
In nominating candidates for election as directors, both our independent directors and our full Board of Directors consider the skills, experience, character, commitment and diversity of background of each potential nominee, all in the context of the requirements of our Board of Directors at that point in time. Each candidate should be an individual who has demonstrated integrity and ethics, has an understanding of the elements relevant to the success of a publicly-traded company, and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate also should be prepared to participate in all Board and committee meetings that he or she attends, and should not have other personal or professional commitments that might reasonably be expected to interfere with or limit such candidate’s ability to do so. Additionally, in determining whether to recommend a director for re-election, the director’s past attendance at Board and committee meetings should be considered.
Our Board of Directors has no stated specific, minimum qualifications that must be met by candidates for election as directors. However, in accordance with SEC rules and applicable NASDAQ listing requirements, at least one member of our Board of Directors is expected to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and a majority of the members of the Board are expected to meet the definition of “independent director” within the meaning of SEC rules and applicable NASDAQ listing requirements.
Any shareholder of record entitled to vote in the election of directors at an annual or special meeting of our shareholders may nominate one or more persons to stand for election to the Board at such meeting in accordance with the requirements of our Amended and Restated Bylaws. In order to be considered by our Board of Directors in connection with the nominations process for our 2009 annual meeting of shareholders, all such director nominations must be received by our Corporate Secretary at our principal executive offices by February 19, 2009. Each such submission must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws. In addition, each such submission must include any other information required by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Submissions should be addressed to our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.
Our independent directors and the full Board of Directors will consider all candidates identified by shareholders through the processes described above, and will evaluate each of them, including incumbent directors, based on the same criteria. Although we have no formal policy regarding shareholder nominees, our Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, together with an assessment of whether such characteristics qualify the individual to fulfill the needs of our Board of Directors at that time.

Audit Committee
Our Board of Directors has established a standing Audit Committee. The members of our Audit Committee are Mr. Becker, Ms. Gemmill, Mr. Hartley and Mr. Lacerte. Ms. Gemmill is the Chairperson of our Audit Committee.
Our Audit Committee operates pursuant to a written charter that complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ listing standards. The Audit Committee Charter was last reviewed by our Board of Directors on April 8, 2008, and a copy of the updated charter is publicly available through the “For Investors” section of our website at http://www.universaldisplay.com.
According to its charter, our Audit Committee is responsible for, among other things:
•	reviewing our financial statements and discussing these statements and other relevant financial matters with management and our independent registered public accounting firm;

•	selecting and evaluating our independent registered public accounting firm and approving all audit engagement fees and terms;

•	pre-approving all audit and non-audit services provided to us, including the scope of such services, the procedures to be utilized and the compensation to be paid;

•	assessing the effectiveness of our internal control system and discussing this assessment with management and our independent registered public accounting firm;

•	reviewing our financial reporting and accounting standards and principles, significant changes in these standards and principles, or in their application, and key accounting decisions affecting our financial statements, including alternatives to, and the rationale for, these decisions;

•	discussing with management and our independent registered public accounting firm, as appropriate, our risk assessment and risk management policies, including our major exposures to financial risk and the steps taken by management to monitor and mitigate these exposures; and

•	reviewing and investigating any matters pertaining to the integrity of management, including any actual or potential conflicts of interest or allegations of fraud, and the adherence of management to our standards of business conduct.
Each member of our Audit Committee meets the financial knowledge and independence criteria of the NASDAQ listing requirements. Our Board of Directors has determined that Ms. Gemmill is an “audit committee financial expert” as such term is defined under SEC regulations, and that Ms. Gemmill meets the financial sophistication and independence standards mandated by the NASDAQ listing requirements.
Report of the Audit Committee
The Audit Committee has reviewed and discussed with Company management the audited financial statements of the Company for the fiscal year ended December 31, 2007, as well as management’s assessment of the Company’s internal control over financial reporting as of December 31, 2007. In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented, and the matters required by auditing standards of the Public Company Accounting Oversight Board (PCAOB), including the opinions regarding internal control over financial reporting pursuant to PCAOB Auditing Standard No. 5. The Audit Committee also has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed the independence of KPMG LLP with that firm. Based on the Audit

Committee’s review of the matters noted above and its discussions with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007.
Respectfully submitted by the Audit Committee
Elizabeth H. Gemmill (Chairperson)
Leonard Becker
C. Keith Hartley
Lawrence Lacerte
Compensation Committee
Our Board of Directors has established a standing Compensation Committee. The members of our Compensation Committee are Mr. Becker, Ms. Gemmill, Mr. Hartley and Mr. Lacerte. Ms. Gemmill is the Chairperson of our Compensation Committee.
Our Compensation Committee, which does not operate pursuant to a written charter, is responsible for, among other things:
•	recommending to the full Board of Directors the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer, Chief Financial Officer, Chief Technical Officer and Founder;

•	recommending to the full Board of Directors the compensation for service as a member of the Board of Directors or any Board committees;

•	reviewing and approving or ratifying management’s recommendations for equity compensation awards to other employees and consultants of the Company;

•	administering and discharging the duties imposed on the Committee under the terms of the Company’s Equity Compensation Plan; and

•	performing such other functions and duties as are deemed appropriate by the full Board of Directors.
Our Compensation Committee has historically determined the compensation for the Company’s executive officers in two stages. Base salary adjustments and perquisites and other benefits (life insurance coverage, automobile allowance, etc.) have been approved mid-year, to coincide with the annual employment anniversaries of these individuals with the Company. Annual bonus equity compensation awards, long-term incentive equity compensation awards, and special cash and non-cash awards have been granted at or shortly after year-end. This enables the Committee to review the Company’s fiscal performance for the year in determining these grants.
For 2007, our Compensation Committee determined the compensation for members of the Company’s Board of Directors in advance. This compensation was paid in quarterly installments shortly following the end of each quarter during the year. No separate compensation is awarded for committee service, and directors who are employees or officers of the Company do not receive separate compensation for their service on the Board.
Company management recommends to the Compensation Committee compensation for all of the Company’s employees, including its executive officers and directors, in order to facilitate the Committee’s activities. However, the Committee exercises independent judgment in making its determinations of compensation for executive officers and directors, and in recommending this compensation to the full Board of Directors. This includes meetings of the Committee in executive session to review and ultimately finalize its recommendations.
In 2007, the Compensation Committee engaged Hay Group as consultants to assist the Committee in evaluating whether to adopt a supplemental executive retirement plan (SERP) for certain of the Company’s executive officers.

Hay Group provided the Committee with a report outlining various design alternatives for the proposed plan, the prevalence of benefits offered by other companies with similar plans, projected cost estimates for implementation of the plan and a summary of other design and accounting considerations. The Committee is considering Hay Group’s report as part of its ongoing effort to evaluate design alternatives for the proposed SERP.
Compensation Committee Interlocks and Insider Participation
Each member of our Compensation Committee is an independent director under the NASDAQ listing requirements. None of the members of our Compensation Committee were officers or employees of the Company or its subsidiary during 2007, were formerly officers of the Company or its subsidiary, or had any relationship with the Company since the beginning of 2007 that requires disclosure under Item 404 of Regulation S-K. Nor have there been, since the beginning of 2007, any compensation committee interlocks involving our directors and executive officers that require disclosure under Item 407 of Regulation S-K.
Report of the Compensation Committee
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted by the Compensation Committee
Elizabeth H. Gemmill (Chairperson)
Leonard Becker
C. Keith Hartley
Lawrence Lacerte
Shareholder Communications
Shareholders may send communications to our Board of Directors, or to individual members of our Board of Directors, care of our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618. In general, all shareholder communications sent to our Corporate Secretary for forwarding to our Board of Directors, or to specified Board members, will be forwarded in accordance with the sender’s instructions. However, our Corporate Secretary reserves the right to not forward to members of our Board of Directors any abusive, threatening or otherwise inappropriate materials. Information on how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters can be found on the “For Investors” section of our website at http://www.universaldisplay.com. The information on our website referenced in this proxy statement is not and should not be considered a part of this proxy statement.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Compensation Philosophy and Objectives
Compensation and benefits programs are an important part of the relationship between our Company and its executive officers. Compensation for our executive officers is intended to be competitive, thereby allowing us to attract, motivate and retain talented personnel. We also seek to reward our executive officers for accomplishments and contributions to the Company’s long-term strategic and short-term business goals.
     How We Determine Executive Compensation
Each year, our Compensation Committee reviews and approves the compensation for our executive officers. This process begins with a review of the compensation paid to our executive officers in recent prior years. We use prior compensation as a starting point because we believe, as a general matter, that executive compensation should remain relatively consistent from year-to-year. The market for our OLED technologies and materials is still at a very early stage, which poses risks for our business. By keeping executive compensation relatively constant year-to-year, we provide a stable pay environment for our executive officers while they work to grow our business and revenues.
With prior compensation as a baseline, we then consider the extent to which we have achieved our business goals for the current year, including our goals for revenue growth, expense management, balance sheet stability, technical progress, new and expanded business relationships and increased shareholder value. We also evaluate the individual performance of our executive officers in relation to the achievement of our business goals. As part of this process, we reassess our business goals in relation to the actual growth of the OLED market over the past year. Since many of our business goals depend on dynamic market factors outside of the control of our executive officers, we want to ensure that we measure our Company’s and their individual performance against goals that are realistic.
In addition, we consider the expected contributions of each individual executive officer to the future of our business. This helps us determine the value of long-term incentive compensation awards to our executive officers, such as shares of restricted stock. In determining these awards, we also consider the level of compensation that would be appropriate for motivating each individual executive officer to remain committed to our Company and its future success. Since the OLED market is still at an early stage, our executive officers face a risk that our business might not ultimately succeed. We believe that long-term incentive compensation awards to our executive officers help offset that risk.
Executive management makes recommendations to our Compensation Committee regarding all aspects of compensation for our executive officers. However, final decisions on any major element of compensation, as well as total compensation for our executive officers, are made by our Compensation Committee. Awards to our executive officers are then approved by our full Board of Directors. Our Chief Executive Officer does not participate in Compensation Committee or Board deliberations regarding his compensation. Also, meetings of our Compensation Committee are scheduled well in advance of the proposed meeting date, and the Committee does not establish equity grant dates in order to affect the value of any particular award.
In making compensation decisions, we consider publicly available information regarding the compensation paid to executives at other companies. However, this information is not tabulated or summarized, and we do not engage in any form of compensation benchmarking. Instead, comparisons are more generally based on industry norms and compensation packages as reported by the public news media.
In determining executive compensation, we consider the current value to our executive officers of compensation paid or issued to them for prior years. However, we have not focused on gains or losses from prior option grants or other awards because we believe that those gains or losses are not particularly significant in relation to overall compensation, and that gains or losses from prior awards do not have a substantial effect on the future performance of our executive officers. We also do not use tally sheets in determining compensation for our executive officers, and in 2007 we did not utilize any external consultants to assist us in determining executive compensation.

     Elements of Compensation
For 2007, total compensation to our executive officers consisted of the following elements:
•	Base salaries;

•	Annual bonus equity compensation awards;

•	Long-term incentive equity compensation awards;

•	Special cash and non-cash awards; and

•	Perquisites and other benefits.
Our executive officers receive both cash and non-cash, or equity, compensation. Equity compensation is further broken down into annual bonus awards that vest immediately and long-term incentive awards that typically vest with continued service over time. We utilize annual bonus awards to reward our executive officers for their performance during the past year. We use long-term incentive awards that vest over time largely to motivate our executive officers to perform in future years. We believe that each of these components is an important and necessary element of executive compensation.
Actual compensation amounts are determined by our Compensation Committee in its discretion. However, the mix of compensation components has remained relatively consistent year-to-year, in large part because there are few similarly situated companies with which we compare ourselves, and because our executive officers have come to expect an element of consistency in their compensation over time. Should unusual events or circumstances occur which have a material impact on our Company, we would expect the Compensation Committee to consider them in deciding whether to make any significant changes in executive compensation.
Base salaries
We believe that there is a general expectation by our executive officers that their base salaries will remain relatively consistent year-to-year, subject to limited merit-based adjustments. We also believe that this relatively simple approach is commonly used to determine the base salaries of executives at other small companies. More substantial adjustments in the base salaries of our executive officers may be warranted in the future when the market for our OLED technologies and materials matures, or under circumstances different from those in our current environment.
In 2007, the base salaries of our executive officers were increased by five and one-half percent (5.5%) over the prior year. These increases were consistent with prior year base salary increases for our executive officers, and with increases in the base salaries of our other employees in 2007. The increases were primarily merit-based and intended to reward our executive officers for their overall performance on behalf of the Company. To a lesser extent, the increases were intended to offset increases in the cost of living, although no actual survey of cost of living indices was conducted. The base salaries of Mr. Seligsohn, Mr. Abramson and Mr. Rosenblatt were adjusted effective as of July 1, 2007, and the base salary of Dr. Brown was adjusted effective as of June 22, 2007, which in each case is the individual’s annual employment anniversary date. Consistent with previous years, these adjustments were recommended by executive management and approved by our Compensation Committee at a meeting held on September 11, 2007.
As in the past, each of Mr. Abramson and Mr. Rosenblatt received the same base salary in 2007. This reflects our historic practice of treating these two individuals equally based on their longstanding dedication and commitment to the Company, and the value that each of them has provided and continues to provide to our business success.
As in prior years, Mr. Seligsohn’s base salary for 2007 was set taking into account his shared duties and responsibilities for other companies that he previously founded. Most notable in this regard is Global Photonic Energy Corporation (GPEC), a privately-held corporation of which Mr. Seligsohn and his family are the largest shareholders, and for which Mr. Seligsohn serves as Chairman of the Board of Directors and Chief Executive Officer.

Annual bonus equity compensation awards
Bonus equity compensation awards are typically awarded to our executive officers on an annual basis at or shortly after the end of each calendar year. These awards have historically taken the form of immediately-vesting shares of our common stock, and this practice continued with the awards made for 2007. The awards are determined based on both Company and individual performance during the prior year. They are recommended by executive management and approved by our Compensation Committee and full Board of Directors.
Our Compensation Committee instituted an Executive Performance Compensation Program for our executive officers in 2004. This program, which was slated to continue through 2007, contemplated that equity compensation awards to our executive officers would be based, in part, on the achievement of performance goals to be set annually by the Compensation Committee for each individual executive officer. These goals and the awards for achieving them were to be established in a manner designed to reward enhanced Company and individual performance of both a qualitative and quantitative nature. Specific metrics for quantitative assessment were to include, for example, revenues, earnings, expense management, stock price and the number of new contracts executed.
The Committee, however, did not set formal performance goals and corresponding awards for the Company’s executive officers for 2007. As it had in 2005 and 2006, the Committee determined that the awards to the Company’s executive officers for 2007 would be recommended by the Committee in its discretion, taking into consideration the Company’s financial results, business performance and other relevant factors, at year-end. The Committee concluded that this approach was appropriate in light of the early stage of the OLED market and the difficulty in assessing the Company’s performance by traditional financial metrics. For similar reasons, the Committee has determined not to renew the Executive Performance Compensation Program for 2008 or thereafter.
Bonus equity compensation awards to our executive officers for 2007 were recommended by our Compensation Committee and approved by our full Board of Directors at meetings held on January 9, 2008. On that date, the closing price of our common stock on the NASDAQ Global Market was $18.34 per share. The awards took the form of immediately vesting shares of our common stock in the following amounts: Mr. Seligsohn — 10,905 shares; Mr. Abramson — 19,083 shares; Mr. Rosenblatt — 19,083 shares and Dr. Brown — 12,268 shares. Portions of the shares awarded were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of these individuals. The number of shares so withheld were as follows: Mr. Seligsohn — 3,526 shares; Mr. Abramson — 5,916 shares; Mr. Rosenblatt — 5,916 shares and Dr. Brown — 3,927 shares.
Based on the closing price of our common stock on each respective grant date, the bonus equity compensation awards to our executive officers for 2007 were identical in value to the corresponding awards that these individuals received for 2006. Our executive management recommended, and the Committee agreed, that this was appropriate given our current business situation. In recommending the awards, executive management noted that the price of our common stock had increased substantially in 2007, and that we had signed two new commercial agreements and announced the achievement of several technical milestones during the year. However, executive management also noted that our revenues for 2007 remained essentially unchanged from the prior year, and that the OLED market continued to grow at a pace slower than we had originally expected.
For the reasons indicated earlier, Mr. Abramson and Mr. Rosenblatt again received identical bonus equity compensation awards for 2007, and Mr. Seligsohn’s award was set taking into account his shared duties and responsibilities for GPEC and other companies. In addition, Dr. Brown’s bonus equity compensation award for 2007 was $25,000 higher than it was for 2006. However, she had received a special cash award of $25,000 for 2006, so the combined values of her special cash awards and bonus equity compensation awards were the same for 2007 as for 2006.
Long-term incentive equity compensation awards
Long-term incentive equity compensation awards are typically granted to our executive officers on an annual basis in conjunction with the grant of annual bonus equity compensation awards to these individuals. These awards previously were issued in the form of options to purchase shares of our common stock. However, due to changes in the financial accounting rules based on the adoption of FAS 123R, this practice was discontinued at the end of 2005. Since then, long-term incentive equity compensation awards to our executive officers have taken the form of restricted shares of our common stock. The shares vest over a period of time and vesting is contingent on the officer continuing to be employed by us on the vesting date.
We use long-term incentive equity compensation awards to link the compensation paid to our executive officers with their future performance and the future performance of our common stock. We believe that this helps align the interests of our executive officers with those of our shareholders. We also use these awards to encourage our executive officers to remain with the Company through the applicable vesting period. As with other compensation to our executive officers, long-term incentive equity compensation awards are recommended by executive management and approved by our Compensation Committee and full Board of Directors.
Long-term incentive equity compensation awards to our executive officers were approved at meetings of our Compensation Committee and full Board of Directors on January 9, 2007. These awards took the form of restricted shares of our common stock as follows: Mr. Seligsohn — 13,689 shares; Mr. Abramson — 20,533 shares; Mr. Rosenblatt — 20,533 shares and Dr. Brown — 13,689 shares. The shares vest in equal increments of one-third each on the next three anniversaries of the grant date, provided that the officer is an employee of the Company on the applicable vesting date. We consider one-third of these share awards to be compensation to our executive officers for each of the years 2007, 2008 and 2009.
The first one-third of the restricted share awards granted on January 9, 2007 vested on January 9, 2008. This resulted in the issuance of shares of common stock to our executive officers as follows: Mr. Seligsohn — 4,563 shares; Mr. Abramson — 6,845 shares; Mr. Rosenblatt — 6,845 shares and Dr. Brown — 4,563 shares. As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of these officers. The number of shares so withheld were as follows: Mr. Seligsohn — 1,346 shares; Mr. Abramson — 2,020 shares; Mr. Rosenblatt — 2,020 shares and Dr. Brown — 1,346 shares.
As with other compensation, Mr. Abramson and Mr. Rosenblatt received identical long-term incentive equity compensation awards, and Mr. Seligsohn’s award was set taking into account his shared duties and responsibilities for GPEC and other companies.
Special cash and non-cash awards
From time to time, we issue special cash and non-cash awards to our employees, including our executive officers. For example, we have historically awarded a small number of stock options to our employees in connection with the filing and issuance of patents on which they are named inventors. From time to time, we have also issued cash awards to our employees in connection with their having achieved special recognition in their field or in the industry. We believe that these awards are a small but important component of compensation intended to recognize our employees for special individual accomplishments that are likely to benefit us and our business.
On January 15, 2007, executive management recommended and our Compensation Committee approved an award to Dr. Brown of options to purchase 250 shares of our common stock. This award was granted in recognition of the issuance of a U.S. patent for which Dr. Brown is a named inventor. As indicated, this award was granted consistent with our historical practice of making such awards to patent inventors. We did not issue any other special cash or non-cash awards to our executive officers in 2007.
Due to changes in the financial accounting rules based on the adoption of FAS 123R, we are no longer issuing options to purchase shares of our common stock in recognition of patent filings or issuances. Effective as of January 1, 2008, such recognition awards now take the form of unrestricted shares of our common stock. This policy change applies to all of our employees, including our executive officers.
Perquisites and other benefits
We provide benefits to all of our employees, including our executive officers. These include paid sick and vacation time, Company-sponsored life, short-term and long-term disability insurance, individual and family medical and dental insurance, 401(k) plan matching contributions, and other similar benefits. We believe that these benefits are an important factor in helping us maintain good relations with our employees and in creating a positive work environment.
For some of these employee benefits, the actual amount provided depends on the employee’s salary, such that our higher-salaried employees, including our executive officers, receive total benefits that are greater than those of other employees. For example, matching contributions under our 401(k) plan were the maximum permissible amount of $6,750 for each of our executive officers in 2007.
We also made life and disability insurance premium payments on behalf of our executive officers in 2007. Again, the actual amount of these payments depends in part on the employee’s age and salary, such that payments made on behalf of our older or higher-salaried employees, which includes our executive officers, will be greater than those made on behalf of other employees. These life insurance premium payments were also higher for our executive officers because they are entitled to a benefit equal to two times their annual base salary, as compared to our other employees who are entitled to a benefit equal to their annual base salary. In addition, we made premium payments for supplemental disability insurance coverage for Mr. Abramson and Mr. Rosenblatt. However, the dollar value of all of these payments was relatively small compared to the total compensation paid to our executive officers for the year, and in any event we consider these type of benefits to be standard components of executive compensation at most companies.
In 2007, we also provided an automobile allowance of $500 per month to each of Mr. Abramson and Mr. Rosenblatt, and we reimbursed Mr. Seligsohn, Mr. Abramson and Mr. Rosenblatt for reasonable expenses associated with the automobiles they used to commute to our offices in Ewing, New Jersey, such as expenses for automobile repairs and insurance. All of these individuals live a considerable distance from our offices in Ewing, New Jersey, such that we believe it is appropriate to partially compensate them for their work-related automobile usage. Again, we do not consider this additional benefit to be a substantial component of executive compensation.
Our executive officers have been receiving the benefits described above for the past several years. Our Compensation Committee approved continuation of these benefits for our executive officers at a meeting held on September 11, 2007. This approval occurred in conjunction with the Committee’s approval of annual base salary increases for our executive officers.
Our Compensation Committee is currently evaluating whether to adopt a supplemental executive retirement plan (SERP) for certain of our executive officers in 2008. The Committee engaged Hay Group to provide a report outlining various design alternatives for the proposed plan, the prevalence of benefits offered by other companies with similar plans, projected cost estimates for implementation of the plan and a summary of other design and accounting considerations. The Committee is considering Hay Group’s report as part of its ongoing effort to evaluate design alternatives for the proposed SERP.
     Stock Ownership Guidelines
We do not have any stock ownership guidelines for our executive officers. However, all of our executive officers are major shareholders in the Company, and all have substantial holdings of outstanding stock, vested stock options and stock purchase warrants. We believe that these current holdings are sufficient to ensure that our executive officers remain committed to our Company and its business.
     Recovery of Bonuses
We do not have any formal policy respecting the recovery of bonuses or other amounts from our executive officers due to the restatement or adjustment of any performance measures on which they were based. Since bonus and other equity compensation awards to our executive officers have not been based on any specific or measurable performance objectives, we do not believe that such a policy is appropriate at this time.
     Change in Control Payments
In 2003, we entered into change in control agreements with our executive officers. These agreements were approved by our Board of Directors. The agreements provide for certain cash payments and other benefits to our executive officers in the event that their employment is terminated, or their responsibilities are substantially reduced, in connection with a change in control of the Company. We believe that these agreements help to reinforce and encourage the continued attention and dedication of our executive officers to the Company in the event they are asked to help facilitate a change in control.
Under the change in control agreements, our executive officers would receive benefits equal to two times their base salaries and annual bonuses, plus ancillary benefits relating to life and disability insurance, medical and dental coverage and employment outplacement services. The change in control agreements utilize a “double-trigger” mechanism because we believe that our executive officers should only receive these benefits if they suffer a reduction in employment status associated with a change in control. The agreements also include “gross-up” provisions that would compensate our executive officers for any taxes they might owe in connection with receipt of these benefits.
We believe that the terms of the change in control agreements for our executive officers are reasonable and appropriate for a small company with new and exciting technologies such as ours. More detailed information about these agreements and the specific benefits and compensation payable to our executive officers in connection with a change in control are set forth elsewhere in this proxy statement.
Tax and Other Financial Consequences of Our Compensation Program
Internal Revenue Code §162(m)
In determining the total compensation payable to our executive officers, we considered the potential impact of Section 162(m) of the Internal Revenue Code (the “IRC”). Section 162(m) disallows any publicly-held corporation from taking a tax deduction for compensation in excess of $1 million paid to its executive officers in any taxable year, unless that compensation is performance-based. Our policy is that executive compensation qualify for deductibility under applicable tax laws to the extent consistent with our overall compensation objectives.
For 2007, Section 162(m) limited the deductibility of the compensation paid to certain of our executive officers. In November 2007, each of Mr. Abramson and Mr. Rosenblatt exercised warrants to purchase 100,000 shares of our common stock on a cashless basis. The warrants had been issued to Mr. Abramson and Mr. Rosenblatt as equity compensation on April 2, 1998, at an exercise price of $6.36 per share, and would have expired on April 2, 2008 if not exercised by then. The transaction would have increased the Company’s tax loss for 2007 by $2,204,000 but for the operation of Section 162(m), which limited the Company’s tax deduction to $199,942. Excluding the exercise of these warrants, Section 162(m) would not have limited the deductibility of any of the compensation paid to our executive officers for 2007.
Internal Revenue Code §409A
Section 409A of the IRC provides that nonqualified deferred compensation benefits are includible in an employee’s income when vested, unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest. All of our compensation plans and arrangements presently meet these requirements, except for our change in control agreements. These agreements will be amended in 2008 to ensure compliance by the applicable December 31, 2008 deadline. As a result, all of our executive officers will be taxed when the deferred compensation is actually paid to them, and we will be entitled to a tax deduction at that time.
Internal Revenue Code §280G
Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments.” Additionally, Section 4999 of the IRC imposes a 20% excise tax on any person who receives excess parachute payments. Presently, all of our executive officers are entitled to payments upon the termination of their employment following a change in control of the Company, some of which may qualify as “excess parachute payments.” Accordingly, our tax deduction for any such excess parachute payments would be disallowed under Section 280G of the IRC. Moreover, we are required to make additional payments to these individuals to cover any excise taxes imposed on them by reason of the payments they receive in connection with a change in control. As previously indicated, we believe that this tax “gross-up” obligation is reasonable and appropriate given our current size and status.
Accounting Treatment under FAS 123R
As previously indicated, we have modified our approach to granting equity compensation awards due to the adoption of FAS 123R. The adoption of this new accounting standard has substantially increased the cost of granting stock option awards. Consequently, we have essentially eliminated such awards from the compensation granted to our executive officers, replacing them with other forms of equity compensation.
New Executive Officer
Effective January 1, 2008, Ms. Janice K. Mahon became an executive officer of our Company. Ms. Mahon is our Vice President of Technology Commercialization and the General Manager of our Material Supply Business. Ms. Mahon’s compensation and other relevant information will appear in next year’s proxy statement.
Summary Compensation Table
The following table provides information on the compensation of our Chief Executive Officer, our Chief Financial Officer and our other executive officers for services in all capacities to the Company and its subsidiary for 2007 and 2006. This group is referred to in this proxy statement as the “Named Executive Officers.”

				Stock	Option	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation		Total
Principal Position	Year	($)	($)	($)	($)	($)		($)
Sherwin I. Seligsohn	2007	279,404	—	264,960(2)	—	19,673	(3)	564,037
Chairman of the Board and Chief Executive Officer(1)	2006	263,796	—	200,000(4)	2,338(5)	20,564	(6)	486,698

Steven V. Abramson	2007	461,829	—	447,423(2)	—	28,418	(7)	937,670
President and Chief Operating Officer(1)	2006	436,030	—	350,000(4)	—	23,185	(8)	809,215

Sidney D. Rosenblatt	2007	461,829	—	447,423(2)	—	32,984	(9)	942,236
Executive Vice President and Chief Financial Officer	2006	436,030	—	350,000(4)	—	27,220	(10)	813,250

Julia J. Brown, Ph.D.	2007	289,002	—	289,957(2)	1,790(11)	8,283	(12)	589,032
Vice President and Chief Technical Officer	2006	272,657	25,000	200,000(4)	2,239(13)	8,508	(14)	508,404

(1)	Effective as of January 1, 2008, Mr. Seligsohn was appointed to the newly-created officer position of Founder and Chairman of the Board, and Mr. Abramson was named our President and Chief Executive Officer.

(2)	This amount reflects the compensation expense recognized by the Company for 2007 with respect to all stock awards to the Named Executive Officers, regardless of the date made or the compensation year to which they relate. The amount includes the expense associated with restricted shares of common stock granted to the Named Executive Officer on January 9, 2007, which shares vested on January 9, 2008. With respect to all awards, shares of common stock were withheld for the payment of associated payroll taxes. These awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the headings “Annual bonus equity compensation awards” and “Long-term incentive equity compensation awards.”

(3)	Based on (a) auto expense reimbursements of $919; (b) life and disability insurance premium payments of $12,004; and (c) 401(k) plan contributions of $6,750.

(4)	This amount reflects the compensation expense recognized by the Company for 2006 with respect to all stock awards to the Named Executive Officers, regardless of the date made or the compensation year to which they relate. With respect to all awards, shares of common stock were withheld for the payment of associated payroll taxes. These awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the heading “Annual bonus equity compensation awards.”

(5)	Grant date value of 250 stock options, with an exercise price of $12.40 per share, granted as a bonus for the issuance of a patent on June 20, 2006.

(6)	Based on (a) auto expense reimbursements of $570; (b) life and disability insurance premium payments of $13,394; and (c) 401(k) plan contributions of $6,600.

(7)	Based on (a) auto expense reimbursements and allowance of $7,927; (b) life and disability insurance premium payments of $13,741; and (c) 401(k) plan contributions of $6,750.

(8)	Based on (a) auto expense reimbursements and allowance of $3,957; (b) life and disability insurance premium payments of $12,628; and (c) 401(k) plan contributions of $6,600.

(9)	Based on (a) auto expense reimbursements and allowance of $8,743; (b) life and disability insurance premium payments of $17,491; and (c) 401(k) plan contributions of $6,750.

(10)	Based on (a) auto expense reimbursements and allowance of $2,983; (b) life and disability insurance premium payments of $17,637; and (c) 401(k) plan contributions of $6,600.

(11)	Grant date value of 250 stock options, with an exercise price of $14.16 per share, granted as a bonus for the filing of patent on January 15, 2007.

(12)	Based on (a) life and disability insurance premium payments of $1,533; and (b) 401(k) plan contributions of $6,750.

(13)	Grant date value of 250 stock options, with an exercise price of $11.89 per share, granted as a bonus for the filing of patent on January 17, 2006.

(14)	Based on (a) life insurance premium payments of $1,908; and (b) 401(k) plan contributions of $6,600.
Compensation to each of the named executive officers for 2007 and 2006 consisted of the following:
•	Base salary, paid in cash;

•	In the case of Dr. Brown, a cash bonus for 2006 in recognition of her having been named a Fellow of the Institute of Electrical and Electronics Engineers;

•	Discretionary awards of common stock granted as performance bonuses for 2007 on January 9, 2008, and for 2006 on January 9, 2007;

•	Discretionary awards of restricted common stock granted as long-term incentive equity compensation on January 9, 2007, the portion of such awards considered as compensation for 2007 having vested on January 9, 2008;

•	In the case of Mr. Seligsohn and Dr. Brown, stock option awards granted as bonuses for the filing of U.S. patent applications or the issuance of U.S. patents on which they are named inventors, and with respect to which the Company is the assignee; and

•	Perquisites in the form of auto expense allowances and reimbursements, life and disability insurance premium payments, and 401(k) plan matching contributions.
Grants of Plan-Based Awards Table
The following table summarizes each grant of an award made to a Named Executive Officers in 2007.

			All Other
		All Other	Option
		Stock	Awards:	Exercise	Grant Date
		Awards:	Number of	or Base	Fair Value of
		Number of	Securities	Price of	Stock and
		Shares of	Underlying	Option	Option
	Grant	Stock	Options	Awards	Awards
Name	Date	(#)	(#)	($/Sh)	($)
Sherwin I. Seligsohn	1/9/2007	27,378 (1)	—	—	400,000
Steven V. Abramson	1/9/2007	44,489 (2)	—	—	650,000
Sidney D. Rosenblatt	1/9/2007	44,489 (2)	—	—	650,000
Julia J. Brown, Ph.D.	1/9/2007	27,378 (3)	—	—	400,000
Julia J. Brown, Ph.D.	1/15/2007	—	250	14.16	1,790

(1)	Consists of (a) an award of 13,689 immediately vesting shares of common stock, with a certificate for 9,278 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes; and (b) an award of 13,689 shares of restricted common stock, which shares vest in equal increments over the first three anniversaries of the grant date, provided that the grantee is an employee of the Company at such time.

(2)	Consists of (a) an award of 23,956 immediately vesting shares of common stock, with a certificate for 14,148 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes; and (b) an award of 20,533 shares of restricted common stock, which shares vest in equal increments over the first three anniversaries of the grant date, provided that the grantee is an employee of the Company at such time.

(3)	Consists of (a) an award of 13,689 immediately vesting shares of common stock, with a certificate for 9,386 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes; and (b) an award of 13,689 shares of restricted common stock, which shares vest in equal increments over the first three anniversaries of the grant date, provided that the grantee is an employee of the Company at such time.
Grants of plan-based awards to each of the named executive officers in 2007 consisted of the following:
•	Discretionary awards of common stock granted as performance bonuses for 2006;

•	Discretionary awards of restricted common stock granted as long-term incentive equity compensation, with one-third of the award being considered compensation for each of the years 2007, 2008 and 2009 ; and

•	In the case of Dr. Brown, a stock option award granted as a bonus for the issuance of a U.S. patent on which she is a named inventor, and with respect to which the Company is the assignee.
Outstanding Equity Awards at Fiscal Year-End Table
The following table summarizes the outstanding equity awards to the Named Executive Officers as of December 31, 2007.

	Option Awards			Stock Awards
				Number of
				Shares of	Market Value of
	Number of Securities	Option		Stock that	Shares of Stock
	Underlying Unexercised	Exercise Price	Option	Have Not	that Have Not
Name	Options (#) Exercisable	($)	Expiration Date	Vested (#)	Vested ($)
Sherwin I. Seligsohn	20,000	$4.50	12/18/2008	13,689	282,952
	30,000	$3.875	10/12/2009
	15,000	$9.4375	12/14/2010
	20,000	$10.3125	3/30/2011
	40,250	$8.56	12/17/2011
	40,000	$5.45	9/23/2012
	250	$6.65	1/24/2013
	40,000	$16.94	1/20/2014
	50,000	$8.14	1/18/2015
	50,000	$10.51	12/30/2015
	250	$12.40	6/20/2016

Steven V. Abramson	20,000	$4.50	12/18/2008	20,533	424,417
	30,000	$3.875	10/12/2009
	15,000	$9.4375	12/14/2010
	20,000	$10.3125	3/30/2011
	40,000	$8.56	12/17/2011
	40,000	$5.45	9/23/2012
	40,000	$16.94	1/20/2014
	50,000	$8.14	1/18/2015
	50,000	$10.51	12/30/2015

Sidney D. Rosenblatt	20,000	$4.50	12/18/2008	20,533	424,417
	30,000	$3.875	10/12/2009
	15,000	$9.4375	12/14/2010
	20,000	$10.3125	3/30/2011
	40,000	$8.56	12/17/2011
	40,000	$5.45	9/23/2012
	40,000	$16.94	1/20/2014
	50,000	$8.14	1/18/2015
	50,000	$10.51	12/30/2015

Julia J. Brown, Ph.D.	25,000	$5.88	6/4/2008	13,689	282,952
	15,000	$4.50	12/18/2008
	15,000	$3.875	10/12/2009
	90,000	$16.75	4/18/2010
	10,000	$24.375	6/21/2010
	10,000	$9.4375	12/14/2010
	250	$10.375	2/15/2011
	20,000	$10.3125	3/30/2011
	500	$13.90	4/19/2011
	30,000	$8.56	12/17/2011
	250	$9.10	4/15/2012
	30,000	$5.45	9/23/2012
	250	$9.94	11/18/2012
	250	$9.60	6/16/2013
	30,000	$16.94	1/20/2014
	500	$13.28	4/20/2014
	250	$10.07	11/23/2014
	40,250	$8.14	1/18/2015
	500	$9.43	6/7/2015
	40,000	$10.51	12/30/2015
	250	$11.89	1/17/2016
	250	$14.16	1/15/2017
Option Exercises and Stock Vested Table
The following table summarizes the exercises of stock options, SARs and other similar instruments, and the vesting of stock, including restricted stock, restricted stock units and similar instruments, for the Named Executive Officers during 2007.

	Number of		Number of Shares
	Shares Acquired	Value Realized on	Acquired on	Value Realized on
Name	on Exercise (#)	Exercise(1) ($)	Vesting (#)	Vesting ($)
Sherwin I. Seligsohn	25,000	302,150	—	—
Steven V. Abramson	125,000	1,404,150	—	—
Sidney D. Rosenblatt	125,000	1,406,200	—	—
Julia J. Brown, Ph.D.	—	—	—	—

(1)	Based on the difference between the closing price of our common stock on the NASDAQ Global Market on the date of exercise and the exercise price of the stock options or warrants exercised.
Potential Payments Upon Termination or Change-in-Control
In April 2003, the Company entered into Change in Control Agreements with the Named Executive Officers (the “CIC Agreements”). The CIC Agreements provide for certain cash payments and other benefits to the Named Executive Officers in the event of an effective termination of these individuals’ employment in connection with a “Change in Control” of the Company, as defined in the CIC Agreements. These benefits include the following:
•	immediate vesting of all stock options, stock appreciation rights, warrants, stock awards and performance units held by the individual, whether or not restricted or subject to the satisfaction of any performance goals or other criteria;

•	a lump-sum payment equal to two times the sum of the average annual base salary and the annual bonus to the individual, including any authorized deferrals, salary reduction amounts and any car allowance, and including the fair market dollar value equivalent of any bonus amounts paid in the form of stock options, stock appreciation rights, warrants, stock awards or performance units;

•	a lump-sum payment equal to the estimated after-tax cost to the individual of continuing any Company-sponsored life or other insurance, travel or accident insurance and disability insurance coverage in effect for the individual, and where applicable, his or her spouse and dependents, for two years;

•	to the extent permitted by law, the benefits to which the individual would be entitled under the Company’s long term incentive, savings and retirement plans, assuming the individual continued working for the Company for two years at his or her annual base salary;

•	continued group hospitalization, health and dental care coverage, with coverage equivalent to the coverage to which the individual would be entitled if he or she continued working for the Company for two years at his or her annual base salary;

•	outplacement assistance services for two years at a total cost not to exceed $10,000; and

•	an additional payment to cover any excise tax imposed on the individual by reason of the individual receiving the payments and benefits specified above.
For each of the Named Executive Officers, the estimated payments and benefits that would be provided by the Company are set forth in the following table, based on the assumption that a triggering event took place on December 31, 2007.

Estimated Payments and Benefits on Termination in Connection With a Change-in-Control

					Estimated	Estimated
					Value of	After-Tax
				Lump Sum	Ongoing	Value of
				Payment	Contribu-	Ongoing
				of	tions	Payments	Estimated
			Lump Sum	Estimated	Under	to	Value of		Value of
	Lump		Payment	After-Tax	Long-	Continue	Unvested		Tax
	Sum	Lump	for	Cost to	Term	Group	Stock	Payment	Reimburse
	Payment	Sum	Accrued	Continue	Incentive,	Medical,	Options	for	-ment
	of Two	Payment	and	Life,	Savings	Health and	and Stock	Outplace-	Payments
	Times	of Two	Unused	Travel and	and	Dental	Awards	ment	on	Total
	Annual	Times	Paid Time	Disability	Retirement	Care	Subject to	Assistance	Account of	Payments
	Base	Annual	Off and	Insurance	Plans for	Coverage	Accelerated	Services	Excise or	and
	Salary(1)	Bonus(2)	Sick Time	for Two	Two Years	for Two	Vesting(3)	(4)	Other	Benefits
Name	($)	($)	($)	Years ($)	($)	Years ($)	($)	($)	Taxes ($)	($)
Sherwin I. Seligsohn	571,511	1,224,135	65,942	26,322	13,800	11,018	282,952	10,000	663,642	2,869,322
Steven V. Abramson	956,646	1,524,135	108,998	26,555	13,800	31,442	424,417	10,000	955,230	4,051,223
Sidney D. Rosenblatt	956,646	1,524,135	76,898	38,481	13,800	31,442	424,417	10,000	1,041,926	4,117,745
Julia J. Brown, Ph.D.	590,404	1,059,308	68,122	6,336	13,800	23,964	282,952	10,000	746,454	2,801,340

(1)	Under the CIC Agreements, this is to be based on the highest monthly base salary paid or payable to the employee during the twenty-four (24) months prior to December 31, 2007, including any amounts earned but deferred. It is also to include any annual car allowance. For purposes of this calculation, the employee’s bi-weekly salary as of the payment period ended on December 21, 2007 was utilized. Also, an annual car allowance of $6,000 is included for each of Mr. Abramson and Mr. Rosenblatt.

(2)	Under the CIC Agreements, this is to be based on the highest annual bonus to the employee for the last three full fiscal years prior to December 31, 2007, and is to include the fair market dollar value equivalent of any stock, restricted stock or stock options issued as bonus consideration, determined as of the date of issuance and without regard to any restrictions or vesting conditions. For purposes of this calculation, the employee’s 2005 annual bonus was utilized.

(3)	Assumes all unvested or restricted stock options and stock awards automatically vest on a change of control. Does not include restricted stock bonuses awarded on January 9, 2008.

(4)	Assumes the maximum amount payable under the CIC Agreements for outplacement assistance services.
In consideration of receiving these payments and benefits, each Named Executive Officer has agreed not to compete with the Company for six months following his or her termination in connection with a change in control of the Company. Each Named Executive Officer has further agreed that, for two years following his or her termination he or she will not knowingly (i) solicit or recruit any of the Company’s employees to compete with the Company, or (ii) divert or unreasonably interfere with the Company’s business relationships with any of its suppliers, customers, partners or joint venturers with whom the individual had any involvement. In addition, each Named Executive Officer is required to execute a general release of all employment-related claims he or she may have against the Company in order to receive the payments and benefits specified under the CIC Agreement.
As used in the CIC Agreement, a change in control of the Company would occur if:
•	any person first becomes the beneficial owner of securities of the Company (not including securities previously owned by such persons or any securities acquired directly from the Company) representing 30% or more of the then-outstanding voting securities of the Company;

•	the individuals who constitute our Board of Directors at the beginning of any 24-month period cease, for any reason other than death, to constitute at least a majority of our Board of Directors;

•	the Company consummates a merger or consolidation with any other corporation, except where the voting securities of the Company outstanding immediately prior to the merger or consolidation continue to represent at least 50% of the voting securities of the Company (or the surviving entity of the merger or consolidation or its parent), or where no person first becomes the beneficial owner of securities of the Company representing 30% or more of the then-outstanding voting securities of the Company;

•	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or an agreement is consummated for the sale or disposition by the Company of all or substantially all of its assets, excluding a sale or disposition by the Company of all or substantially all of its assets to an entity, at least 50% of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to the sale; or

•	any person consummates a tender offer or exchange for a majority of the voting securities of the Company.
As used in the CIC Agreement, a termination of a Named Executive Officer in connection with a change in control of the Company would include a termination of the individual’s employment:
•	by the Company within two years after a change in control of the Company other than for the individual’s death or incapacity, or for cause;

•	by the individual within two years after a change in control of the Company for (i) any significant reduction by the Company of the individual’s authority, duties or responsibilities, (ii) any demotion or removal of the individual from his or her employment grade, compensation level or officer positions, (iii) any requirement that individual undertake business travel to an extent substantially greater than is reasonable and customary for his or her position, (iv) a relocation by more than 25 miles of the offices of the Company at which the individual principally works, (v) the Company’s breach of the CIC Agreement, or (vi) a failure of the Company to obtain an agreement from any successor to assume the Company’s obligations under the CIC Agreement; and

•	by either the Company or the individual during the one year period prior to a change in control of the Company, unless the Company establishes by clear and convincing evidence that the termination was for good faith business reasons not related to the change in control.
We expect to amend the CIC agreements in 2008 to ensure compliance with the requirements of Section 409A of the Internal Revenue Code and to make other minor changes to update the agreements.
Compensation of Directors
The following table provides information on the compensation of members of our Board of Directors (who are not Named Executive Officers) for 2007.

	Fees Earned or	Stock		Option	All Other
	Paid in Cash	Awards		Awards(1)	Compensation	Total
Name	($)	($)		($)	($)	($)
Leonard Becker	42,000	62,400	(2)	—	—	104,400
Elizabeth H. Gemmill	42,000	62,400	(2)	—	—	104,400
C. Keith Hartley	42,000	62,400	(2)	—	—	104,400
Lawrence Lacerte	42,000	62,400	(2)	—	—	104,400

(1)	The aggregate numbers of shares issuable to each director upon the exercise of options outstanding as of December 31, 2007 were as follows: Mr. Becker — 105,000 shares; Ms. Gemmill — 140,000 shares; Mr. Hartley — 130,000 shares; and Mr. Lacerte — 0 shares. There were no restricted stock awards to any of our directors outstanding as of December 31, 2007.

(2)	Grant date value of 5,000 shares issued as compensation for 2007, the closing price of the Company’s common stock on the NASDAQ Global Market being $12.48 per share on the grant approval date.
Compensation to each member of the Board of Directors for 2007 consisted of the following:
•	Director fees, paid in cash; and

•	Stock awards approved by the Compensation Committee on December 19, 2006, and granted in quarterly installments at the end of each calendar quarter during 2007.
Committee chairpersons did not receive any additional fees or other compensation for service in this capacity. In addition to the foregoing amounts, we reimbursed members of our Board of Directors for their reasonable travel expenses to attend all Board and committee meetings in 2007.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008
At its April 8, 2008 meeting, our Audit Committee recommended and approved the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2008. KPMG has served in this capacity since being engaged by us on July 30, 2002. We are seeking the ratification of our appointment of KPMG as our independent registered public accounting firm for 2008 at the Annual Meeting of Shareholders.
We expect that a representative of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions. If this representative desires to do so, he or she will have the opportunity to make a statement at the Annual Meeting.
Vote Required and Recommendation of our Board of Directors
This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THIS PROPOSAL 2.
Fees Billed by the Company’s Independent Auditors
The audit and tax fees to us from KPMG for 2007 and 2006 are set forth in the table below:

Fee Category	2007		2006
Audit Fees(1)	$258,450	(1)	$185,000	(1)
Audit-Related Fees	—		—
Tax Fees	$12,317	(2)	—
All Other Fees	—		—

(1)	Consisted of fees relating to the audit of consolidated financial statements, the audit of internal control over financial reporting, quarterly reviews, a comfort letter issued in connection with a stock offering, and the issuances of consents.

(2)	Consisted of fees relating to international tax services, including with respect to the Company’s establishment of a corporate presence in Hong Kong.
Audit Committee Pre-Approval Policies and Procedures
Our Audit Committee currently approves all engagements to provide both audit and non-audit services, and has not established formal pre-approval policies or procedures. During 2007, our Audit Committee approved non-audit services, as defined by Rule 2-01(c)(7)(i)(C) of Regulation S-X, relating to international tax matters, including with respect to our establishment of a corporate presence in Hong Kong.

EQUITY COMPENSATION PLANS
The following table includes information on our equity compensation plans (including individual compensation arrangements), both those previously approved and not approved by our shareholders, as of December 31, 2007:
Equity Compensation Plan Information

	Number of securities to	Weighted-average	Number of securities
	be issued upon exercise	exercise price of	remaining available for
	of outstanding options,	outstanding options,	future issuance under equity
Plan Category	warrants and rights	warrants and rights	compensation plans(1)
Equity compensation plans approved by security holders	3,226,100	$9.77	1,472,295
Equity compensation plans not approved by security holders	1,201,489 (2)	$15.32	—
Total	4,427,589	$11.28	1,472,295

(1)	Excludes securities reflected in the column entitled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”

(2)	Equity compensation plan arrangements not approved by shareholders consist of various warrants to purchase shares of our common stock. These warrants were granted under written agreements containing substantially similar terms. The material distinguishing features of each such arrangement are identified in the table below. All grants are fully vested.

	Number of
	Unexercised	Exercise
Grantee(s)	Shares	Price		Grant Date	Expiration Date
Consultant/Agent	10,000	$7.00		4/2/1998	4/2/2008
Consultant/Agent	15,000	$7.25		6/30/1998	6/30/2008
Scientific Advisory Board Member	113,994 (a)	$12.39	(a)	2/17/2000	2/17/2010
Julia J. Brown, Ph.D.	90,000	$16.75		4/18/2000	4/18/2010
PPG Industries, Inc.	28,168	$24.28		2/15/2001	2/15/2008
Gerard Klauer Mattison & Co., Inc.	186,114 (b)	$13.51	(a)	8/22/2001	8/22/2008
PPG Industries, Inc.	121,843	$24.28		2/15/2002	2/15/2009
PPG Industries, Inc.	136,024	$10.14		2/15/2003	2/15/2010
PPG Industries, Inc.	315,461	$10.39		2/15/2004	2/15/2011
PPG Industries, Inc.	184,885	$24.28		2/15/2005	2/15/2012

Total warrants and options not approved by security holders	1,201,489

(a)	As adjusted, in accordance with anti-dilution provisions of the applicable warrant agreements.

(b)	All or a portion of these warrant shares have been transferred by the original grantee to a third party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The table below sets forth certain information, as of the Record Date, with respect to persons known by the Company to beneficially own more than five percent (5%) of any class of our voting securities.

		Number of Shares
	Name and Address	Beneficially	Percentage
Title of Class	of Beneficial Owner(1)	Owned(2)	Ownership(2)
Common Stock
	Scott Seligsohn(3)(4)	3,432,742	9.6%
	Lori S. Rubenstein(3)(5)	3,301,000	9.2%
	Steven G. Winters(3)(6)	3,176,000	8.9%
	FMR Corp.(7)	3,611,220	10.1%
	Edward C. Johnson 3d(7)	3,611,220	10.1%
	Mazama Capital Management, Inc.(8)	3,005,814	8.4%
	Invesco Ltd.(9)	2,647,539	7.4%

Series A Preferred Stock
	American Biomimetics Corporation(6)(10)	200,000	100%
	Sherwin I. Seligsohn(10)	200,000	100%

(1)	Unless otherwise indicated, the address of each beneficial owner is 375 Phillips Boulevard, Ewing, New Jersey 08618.

(2)	Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock and Series A Preferred Stock beneficially owned by them. The percentage ownership for each beneficial owner listed above is based on 35,846,015 shares of our common stock and 200,000 shares of our Series A Preferred Stock outstanding as of the Record Date. In accordance with SEC rules, options or warrants to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes (i) 1,500,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Lori S. Rubenstein (the “Rubenstein Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; (ii) 1,500,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Scott Seligsohn (the “Seligsohn Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; and (iii) 176,000 shares of our common stock owned by American Biomimetics Corporation, of which the Rubenstein Trust and Seligsohn Trust are the principal shareholders. Ms. Lori S. Rubenstein is Mr. Sherwin I. Seligsohn’s adult daughter, and Mr. Scott Seligsohn is Mr. Sherwin I. Seligsohn’s adult son.

(4)	Includes 53,250 options to purchase shares of our common stock and 203,492 shares of our common stock owned directly by Mr. Scott Seligsohn.

(5)	Includes 125,000 shares of our common stock owned directly by Ms. Rubenstein.

(6)	The address of these beneficial owners is c/o Wolf, Block, Schorr and Solis-Cohen LLP, 1650 Arch Street, 22nd Floor, Philadelphia, PA 19103.

(7)	Based solely on a Schedule 13G/A filed by FMR Corp. and Edward C. Johnson 3d, Chairman of FMR Corp., on February 13, 2008. These shares are beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and a registered investment advisor. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 3,491,020 of the shares. Fidelity has sole power to dispose of or to direct the disposition of all of the shares, but does not have sole or shared power to vote or to direct the vote of any of the shares. Voting of the shares occurs under written guidelines established by the Board of Trustees for the various Fidelity funds that own the shares. The reported address for each of Fidelity Management & Research Company, FMR Corp., Fidelity Growth Company Fund and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)	Based solely on a Schedule 13G filed by Mazama Capital Management, Inc. (“Mazama”) on February 7, 2008. Mazama has sole power to dispose of or to direct the disposition of all of the shares, and has sole power to vote or to direct the vote of 1,688,400 of the shares. The reported address for Mazama is One Southwest Columbia Street, Suite 1500, Portland, Oregon 97258.

(9)	Based solely on a Schedule 13G filed by Invesco Ltd. (“Invesco”), a Bermuda corporation, on February 9, 2008. These shares are beneficially owned by PowerShares Capital Management LLC (“PCM”), a wholly-owned U.S. subsidiary of Invesco and a registered investment advisor. PCM has sole power to vote and dispose of, or to direct the vote or disposition of, all of the shares. The reported address for each of Invesco and PCM is 1360 Peachtree Street NE, Atlanta, Georgia 30309.

(10)	Mr. Sherwin I. Seligsohn, our Founder Chairman of the Board, is the sole Director, Chairman, President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Preferred Stock.
Security Ownership of Management
The table below sets forth certain information, as of the Record Date, with respect to the beneficial ownership of any class of our equity securities beneficially owned by all directors, nominees for director and Named Executive Officers of the Company.

		Number of Shares
	Name and Address	Beneficially	Percentage
Title of Class	of Beneficial Owner(1)	Owned(2)	Ownership(2)
Common Stock
	Sherwin I. Seligsohn(3)	701,371	1.9%
	Steven V. Abramson	593,429	1.6%
	Sidney D. Rosenblatt	500,175	1.4%
	Julia J. Brown, Ph.D.	413,743	1.1%
	Leonard Becker	165,819	*
	Elizabeth H. Gemmill	174,319	*
	C. Keith Hartley(4)	186,347	*
	Lawrence Lacerte	776,319	2.2%
	All directors and executive officers as a group (8 persons)	3,511,522	9.4%

Series A Preferred Stock
	Sherwin I. Seligsohn(5)	200,000	100%

*	Represents less than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is 375 Phillips Boulevard, Ewing, New Jersey 08618.

(2)	Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. The percentage ownership for each beneficial owner listed above is based on 35,846,015 shares of our common stock and 200,000 shares of our Series A Preferred

Stock outstanding as of the Record Date. In accordance with SEC rules, options or warrants to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The numbers of shares of common stock listed include the following number of shares issuable upon the exercise of outstanding warrants or options: Sherwin I. Seligsohn — 305,750; Steven V. Abramson — 305,000; Sidney D. Rosenblatt — 305,000; Julia J. Brown — 358,500; Leonard Becker — 105,000; Elizabeth H. Gemmill — 140,000; C. Keith Hartley — 130,000; and Lawrence Lacerte — 0.

(3)	Includes 176,000 shares of our common stock owned by American Biomimetics Corporation, of which Mr. Sherwin I. Seligsohn is the sole Director, Chairman, President and Secretary. Also includes 21,000 shares of our common stock owned by The Seligsohn Foundation, of which Mr. Sherwin I. Seligsohn is the sole trustee. Does not include (i) 1,500,000 shares of our common stock owned by the Rubenstein Trust; (ii) 1,500,000 shares of our common stock owned by the Seligsohn Trust; (iii) 125,000 shares of our common stock owned by Ms. Lori S. Rubenstein; and (iv) 53,250 options to purchase shares of our common stock and 203,492 shares of our common stock owned by Mr. Scott Seligsohn, as to which in each case Mr. Sherwin I. Seligsohn disclaims beneficial ownership.

(4)	Includes 23,528 shares of our common stock owned by Mr. Hartley’s Defined Benefit Pension Plan.

(5)	Mr. Sherwin I. Seligsohn is the sole Director, Chairman, President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Preferred Stock.

CERTAIN TRANSACTIONS WITH RELATED PERSONS
Our Relationship with Global Photonic Energy Corporation
Global Photonic Energy Corporation (“GPEC”) is a private company that was formed by Sherwin I. Seligsohn, our Founder and Chairman of the Board, at about the same time we began operating in 1994. GPEC’s business focuses on organic photovoltaic solar cell technologies. These technologies are related to our organic light emitting device (OLED) technologies, in that similar processes and materials used to emit light from an OLED may be useful for converting solar energy into electricity in an organic photovoltaic device.
Sherwin I. Seligsohn currently serves as Chairman of the Board, Chief Executive Officer and President of GPEC. Certain other of our employees who are not directors or executive officers of the Company also are employed by and/or serve on the Board of Directors of GPEC. Mr. Seligsohn and these other individuals receive separate salaries, bonuses and other compensation from GPEC for their work in these various capacities.
During 2007, we leased to GPEC approximately 556 square feet of space (constituting three offices) at our Ewing, New Jersey facility. We also permitted GPEC employees to reasonably access and use other areas of our facility, and to utilize associated utilities and other ancillary services (telephone services, computer printer services, photocopying services, Internet access, computer backup, etc.) as required in connection with GPEC’s occupancy of the leased office space. We charged GPEC $18.50 per square foot per year for use of the leased office space, plus an additional $109.50 per month for associated utilities and other ancillary services. For 2007, payments from GPEC for these purposes totaled $11,600. This arrangement ended effective as of February 29, 2008, at which time GPEC relocated its offices to another building.
In 2007, we also subleased to GPEC one-half of 850 square feet of office space leased by us in Coeur d’Alene, Idaho. Two employees we share with GPEC work at this facility. We charged GPEC $400 per month for this leased space, which is one-half of the amount paid by us under the lease, including all rent and utilities. For 2007, payments from GPEC for this leased space totaled $4,800. This arrangement ended effective as of January 1, 2008, at which time we assigned to GPEC the entire lease and rental obligation for the Coeur d’Alene, Idaho office space. The two employees we share with GPEC are still working at this facility.
For many years, we and GPEC have both funded research in the laboratories of Dr. Stephen R. Forrest, formerly at Princeton University and now at the University of Michigan, and Dr. Mark E. Thompson at the University of Southern California. Our funded research relates to OLEDs and other organic opto-electronic devices, and GPEC’s funded research relates to organic photovoltaic solar cells. On occasion, inventions arising from this funded research have application to both our and GPEC’s fields of interest.
To address this potential overlap of interest, we reached an understanding with GPEC, memorialized in a letter dated June 4, 2004, that patent rights derived from research funded under the research agreements after that date would be licensed to each of the Company and GPEC exclusively in its respective field of interest. For GPEC, this field is organic photovoltaic cell for solar energy conversion. For us, this field is thin film organic electronics for displays, lasers, lighting, organic tft’s, organic memories and other thin-film organic devices, but not including thin film organic photovoltaic cells for solar energy conversion. We agreed to pay 75% and GPEC agreed to pay 25% of the legal fees and other costs for patent filings claiming inventions that have application to both parties’ fields of interest, which filings are made in agreed upon countries. If only one of the parties wishes to make a patent filing in a particular country, that party bears the entire cost of the filing. Otherwise, the parties exchange no money or other consideration on account of this arrangement.
Our Relationship with Scott Seligsohn
We employ Scott Seligsohn, son of Sherwin I. Seligsohn, as an executive assistant to Sherwin I. Seligsohn in his capacity as our Chief Executive Officer and Chairman of our Board of Directors, and more recently in his capacity as our Founder and Chairman of the Board of Directors. For 2007, we paid Scott Seligsohn base salary and bonus compensation of $100,020.

Policies and Procedures for Approval of Related Person Transactions
Consistent with applicable NASDAQ listing requirements, the Audit Committee of our Board of Directors is responsible for reviewing all transactions between us and related persons for potential conflicts of interest on an ongoing basis, and for approving all such transactions. Related persons include any of our directors or nominees for director, any of our executive officers, any shareholders owning more than 5% of any class of our equity securities, and immediate family members of any of these persons.
To help identify transactions with related persons, each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which they or their family members have an interest. Responses to these Director and Officer Questionnaires are reviewed and transactions that might reasonably pose a conflict of interest are brought to the attention of the Audit Committee for consideration.
The transactions with the related persons identified above were all reviewed with our Audit Committee at a meeting on April 8, 2008. At this meeting, the Audit Committee ratified each of these transactions following its consideration of the potential conflicts of interest.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors, as well as persons beneficially owning more than 10% of any class of our equity securities, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership of these equity securities. Based solely on our review of these reports as furnished to us during or with respect to 2007, we believe that our executive officers, directors and holders of more than 10% of any class of our equity securities met all applicable filing requirements, except for one Form 4 filing for Leonard Becker that was submitted one business day late, and one Form 4 filing for Lawrence Lacerte that was submitted two business days late.
ETHICS AND BUSINESS CONDUCT
Code of Ethics and Code of Conduct for Employees
We have adopted Corporate Policies and Procedures applicable to all of our officers and other employees, which we last updated in December 2006 and which was ratified by our Board of Directors on January 15, 2007. A portion of these policies and procedures (our “Code of Conduct for Employees”) constitutes our “code of ethics” for the Chief Executive Officer, Chief Financial Officer and Controller within the meaning of applicable SEC rules. Our Code of Conduct for Employees also serves as our “code of conduct” applicable to all officers and employees of the Company as required by applicable NASDAQ listing standards. In December 2007, all of our employees were asked to review and affirm their knowledge and understanding of the Code of Conduct for Employees. Our Code of Conduct for Employees is publicly available through the “For Investors” section of our website at http://www.universaldisplay.com.
If we make any further amendments to our Code of Conduct for Employees (other than technical, administrative, or other non-substantive amendments), or if we grant any waivers of the Code of Conduct for Employees (including implicit waivers) in favor our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in that same location on our website, or in a current report on Form 8-K that we file with the SEC. In addition, any waiver of our Code of Conduct for Employees with respect to our executive officers must be approved by our Board of Directors.
Code of Conduct for Directors
Our Board of Directors has adopted a “Code of Conduct for Directors” that serves as our “code of conduct” applicable to all of our directors as required by applicable NASDAQ listing requirements. The Code of Conduct for Directors was last ratified by our Board of Directors at a meeting held on April 8, 2008. Our Code of Conduct for

Directors is publicly available through the “For Investors” section of our website at http://www.universaldisplay.com. Any waiver of our Code of Conduct for Directors must be approved by our Board of Directors and will be disclosed as required under applicable regulations.
SHAREHOLDER PROPOSALS
Shareholders may submit proposals to us on matters appropriate for shareholder action at our next annual meeting of shareholders in accordance with regulations adopted by the SEC. Proposals must be received by December 29, 2008, to be considered for inclusion in the proxy statement and form of proxy for our next annual meeting of shareholders. Shareholder proposals received by us after March 14, 2009, will be deemed “untimely,” and proxy holders will have the right to exercise discretionary voting authority with respect to such proposals.
All shareholder proposals must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws. Proposals should be directed to the attention of our Corporate Secretary at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.
ANNUAL REPORT TO SHAREHOLDERS
A copy of our 2007 Annual Report, containing financial statements for the year ended December 31, 2007, is being transmitted with this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statements and any financial statement schedules, may be obtained, without charge, by writing to us at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618, Attn: Corporate Secretary.

/s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Ewing, New Jersey
April 28, 2008

Appendix A
UNIVERSAL DISPLAY CORPORATION
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 19, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Sherwin I. Seligsohn, Steven V. Abramson and Sidney D. Rosenblatt, jointly and severally, as proxies, each with power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of Universal Display Corporation held of record by the undersigned on April 9, 2008, at the Annual Meeting of Shareholders to be held on June 19, 2008, or any adjournment thereof.
PLEASE COMPLETE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN YOUR PROXY PROMPTLY
(Continued and to be signed on the reverse side)

A-1

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	Election of the seven directors proposed in the accompanying Proxy Statement, each to serve for a one-year term and until a successor is selected and qualified.

NOMINEES

☐	FOR ALL NOMINEES	☐	Steven V. Abramson

		☐	Leonard Becker

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	Elizabeth H. Gemmill
		☐	C. Keith Hartley

☐	FOR ALL EXCEPT (See Instructions Below)	☐	Lawrence Lacerte
		☐	Sidney D. Rosenblatt

		☐	Sherwin I. Seligsohn

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ■

		FOR	AGAINST	ABSTAIN

2.	Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2008	☐	☐	☐
The shares represented by this proxy, if it is properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, the shares represented by this proxy will be voted “FOR” all nominees for director and “FOR” Proposal 2. To the extent permissible under applicable law, this proxy also delegates discretionary authority to vote on any matter that may properly come before the meeting, or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder:	Date	Signature of Shareholder:	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

A-2